URGENT MEMO

To:      Shareholders of the Mexico Equity and Income Fund

From:    Phillip Goldstein

Date:    12/11/99

Re:      Adjournment of Annual Meeting

--------------------------------------------------------------------------------


         Would you like the value of your shares to increase by 25% in the very near future? That is entirely possible if you elect me as a director of the Fund and vote for the proposals listed on the accompanying GREEN proxy card.

         Here are the current numbers. The last reported market price of the Fund's shares was $8.31 vs. a net asset value of $10.40. Thus, for example, a shareholder owning 2,000 shares would be about $4,000 richer if the Fund were open-ended now. Management, of course, wants to keep on collecting fees by managing a captive pool of assets. In order to do so, it wants you to forego that $4,000 gain. I believe that eliminating the discount will benefit all shareholders but I only ask that you determine for yourself what is in your own best interest.

         As you may know, the Fund's annual meeting adjourned from December 3 because there was no quorum. The vote thus far has been very close. Therefore, if you want to eliminate the discount as soon as possible, I urge you to return the GREEN proxy card in the enclosed envelope today.

         Remember that if you have already returned a WHITE proxy card sent to you by the Fund and you want to eliminate the discount, you must now return a GREEN proxy card. In any proxy contest, only the last valid proxy card you submit counts and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions whatsoever, please call me directly at (914) 747-5262 or e-mail me at OPLP@worldnet.att.net.